EXHIBIT 23.1
                                                           ------------


                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
WesBanco, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-06467 and 333-89852) of Form S-3 of WesBanco, Inc. of our report dated February 19, 2002, with respect to the consolidated balance sheets of American Bancorporation as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 8-K/A of WesBanco, Inc. dated
May 14, 2002.

                             /s/  KPMG LLP

Pittsburgh, Pennsylvania
May 14, 2002